EXHIBIT 99.1

Perrigo Reports Third Quarter 2024 Financial Results From Continuing Operations

Company Delivered Solid Third Quarter Financial Results, Including Meaningful Operating Income Growth and Margin Expansion

Infant Formula Business Recovery Making Significant Progress, Including Perrigo Produced and Store Brand Infant Formula Market Share Gains1; Third Quarter 2024 Infant formula Net Sales Growth of +3% Compared to the Prior Year Quarter, +58% Sequentially

Reaffirms Fiscal 2024 Adjusted EPS Outlook

Third Quarter 2024 Highlights:

•Net sales of $1.1 billion declined 3.2% versus the prior year quarter. Organic2 net sales decreased 2.4%, due primarily to -2.8 percentage points from previously disclosed lost distribution of lower margin products in U.S. Store Brand. This expected impact was partially offset by organic growth of +0.4 percentage points across the rest of the business.

•Consumer Self-Care International ("CSCI") net sales declined 1.0% compared to the prior year quarter due primarily to exited businesses and product lines of -3.2 percentage points. Organic net sales grew +1.0%, led by greater demand for cough cold products within the Upper Respiratory category.

•Consumer Self-Care Americas ("CSCA") net sales decreased 4.6% compared to the prior year quarter, due primarily to -4.4 percentage points from previously disclosed lost distribution of lower margin products in U.S. Store Brand. Infant formula net sales grew +3% compared to the prior year quarter and +58% growth sequentially compared to the second quarter of 2024.
•GAAP ("reported") gross margin was 37.2%, an increase of 60 basis points compared to the prior year quarter. Non-GAAP ("adjusted") gross margin expanded 160 basis points to 41.0% primarily driven by infant formula business recovery, benefits from the Company's Supply Chain Reinvention program, and favorable mix within global store brand and across the portfolio.

•GAAP operating income was $80 million compared to $62 million in the prior year quarter. Adjusted operating income of $182 million increased $32 million, or 21.3%, compared to the prior year period due primarily to benefits from the Company's 'Project Energize' program (see Project Energize section below for details).

•Reported operating margin was 7.4%, a 190 basis points increase compared to the prior year quarter. Adjusted operating margin expanded 340 basis points to 16.8% driven primarily by adjusted gross margin flow-through and benefits from Project Energize.

•Reported diluted loss per share was $(0.13), compared to reported diluted earnings per share ("EPS") of $0.11 in the prior year quarter.

•Adjusted diluted EPS was $0.81, compared to $0.64 in the prior year quarter, an increase of $0.17, or 26.6%, per share.

•Cash and cash equivalents on the balance sheet as of September 28, 2024, was $1.5 billion, including proceeds associated with the Company’s senior notes offering closed on September 17, 2024. After the quarter ended, $700 million of such proceeds were used to fully redeem the Company’s 4.375% Senior Notes Due 2026. The refinancing resulted in lowering the Company's average interest rate after executing derivatives, with no changes to the Company's total long-term debt outstanding or credit ratings.

Year-to-Date 2024 Highlights:

•Net sales of $3.2 billion decreased 7.5% versus the prior year period. Organic net sales decreased 6.3%, due primarily to 1) -3.7 percentage points from lower net sales in the Nutrition category stemming from actions to augment and strengthen the infant formula network, and 2) -4.7 percentage points from SKU prioritization actions, third quarter lost distribution in U.S. Store Brands, and lower global seasonal demand during the first half of the year. These factors more than offset organic net sales growth of +2.2 percentage points across the rest of the business.

•CSCI year-to-date net sales of $1.3 billion grew 0.4% compared to the prior year period. Organic net sales grew 3.0%, including -2.3 percentage points from lower net sales in the Upper Respiratory and Pain & Sleep Aids categories due to lower seasonal demand and supply constraints.

•CSCA year-to-date net sales of $1.9 billion decreased 12.1% compared to the prior year period. Organic net sales declined 11.5% stemming from -6.0 percentage points from lower net sales in the Nutrition category and -6.0 percentage points from SKU prioritization actions and third quarter lost distribution in U.S. Store Brand, in addition to lower seasonal demand during the first half of the year. These factors more than offset organic net sales growth of +0.5%.

•GAAP operating loss was $1 million, compared to operating income of $168 million in the prior year period. Adjusted operating income of $415 million increased 1.8%, or 2.6% on a constant currency basis2, compared to the prior year period. Adjusted operating income growth included an impact of -10.4 percentage points from actions to augment and strengthen infant formula and -3.5 percentage points from exited businesses and product lines.

•Reported EPS was a loss of $0.87, as compared to EPS of $0.17 in the prior year period.

•Adjusted diluted EPS was $1.63, as compared to $1.72 in the prior year period, due primarily to discrete tax benefits in the prior year of $0.11 per share. Year-to-date 2024 adjusted diluted EPS included a -$0.26 year-over-year impact from infant formula.

Fiscal Year 2024 Outlook:

•The Company now expects its fiscal 2024 organic net sales and reported net sales outlooks towards the lower end of its previously stated ranges of organic net sales growth versus the prior year of -3% to -1% and reported net sales growth versus the prior year of -5% to -3%. The Company continues to expect gross and operating margin expansion compared to the prior year.

•The Company reaffirms its adjusted diluted EPS outlook of $2.50 to $2.65.

(1) Share gains according to Circana Scanner panel latest 13-weeks ending 10/6/24 vs. prior period 13-weeks ending 6/30/24, total US Multi Outlet+, non-WIC (Women, Infants, and Children program) powder formula, excluding ready-to-feed and toddler formula.
(2) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures, exited product lines and the impact of currency. Change in net sales on a constant currency basis excludes the impact of currency in both comparable periods.
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - November 6, 2024 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the third quarter ended September 28, 2024. All comparisons are against the prior year fiscal third quarter, unless otherwise noted.

President and CEO, Patrick Lockwood-Taylor commented, "During the third quarter, we made significant progress to advance our One Perrigo vision by stabilizing core businesses, investing in World-Class CPG capabilities and leadership, and executing with excellence against our accretive initiatives."

Lockwood-Taylor continued, "We delivered strong third quarter earnings results, despite previously discussed topline impacts from lost distribution of lower margin products in U.S. Store Brand. Margin expansion and operating income growth versus the prior year were robust, driven by our accretive initiatives and favorable mix within global store brand and across the portfolio. We are making significant progress in our infant formula business recovery with Perrigo-produced and total store brand infant formula achieving non-WIC powder share gains of +40 basis points and +160 basis points, respectively, according to the latest consumption data1. These gains fueled third quarter infant formula net sales growth of +3% compared to the prior year quarter and sequential net sales growth of +58% compared to the second quarter of 2024. As a result of these collective efforts, adjusted EPS grew sizably."

Lockwood-Taylor concluded, "While we have made meaningful progress on our fiscal 2024 operational priorities, there is still work to be done. The Perrigo team remains intently focused on de-levering the balance sheet, free cash flow generation, furthering the recovery of the infant formula business, and building a solid foundation for long-term sustainable growth."

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Perrigo has successfully transformed into a pure-play consumer self-care company and is embarking on the next stage of its self-care journey – evolving to One Perrigo. This evolution will create sustainable, value accretive growth through a blended-branded business model that better positions the Company to win in self-care.

As part of the Company's sustainable, value accretive growth strategy, the Company launched Project Energize – a global investment and efficiency program to drive the next evolution of capabilities and organizational agility during the first quarter of 2024. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling our One Perrigo growth strategy, increasing organizational agility and mitigating impacts from augmenting and strengthening infant formula.

Project Energize is expected to deliver annualized pre-tax savings in the range of $140 million to $170 million by 2026. The Company expects $40 million to $60 million of these savings to be reinvested to drive its blended-branded business model. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities, and are expected to be substantially incurred by the end of 2026. Year-to-date, Project Energize has achieved gross savings of approximately $95 million while reinvesting $16 million into building critical capabilities. Restructuring charges incurred by the Company over the same period in connection with Project Energize were $91 million.

Perrigo Third Quarter 2024 Results from Continuing Operations

Third Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Exited Businesses and Product Lines	Organic Net Sales Growth
CSCA	(4.6)%	—%	(4.6)%	(0.2)%	(4.4)%
CSCI	(1.0)%	1.3%	(2.2)%	(3.2)%	1.0%
Total Perrigo	(3.2)%	0.5%	(3.7)%	(1.3)%	(2.4)%

Third Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-IV for reconciliation to GAAP)
	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023	Percentage Change YoY
Net Sales	$1,088	$1,124	(3.2)%

Reported Gross Profit	$404	$411	(1.7)%
Reported Gross Margin	37.2%	36.6%	60 bps
Reported Operating (Loss) Income	$80	$62	29.4%
Reported Operating Margin	7.4%	5.5%	190 bps
Reported Net (Loss) Income	($18)	$15	(214.5)%
Reported Diluted (Loss) Earnings Per Share	($0.13)	$0.11	(218.2)%

Adjusted Gross Profit	$446	$444	0.6%
Adjusted Gross Margin	41.0%	39.5%	160 bps
Adjusted Operating Income	$182	$150	21.3%
Adjusted Operating Margin	16.8%	13.4%	340 bps
Adjusted Net Income	$112	$87	28.3%
Adjusted Diluted EPS	$0.81	$0.64	26.6%

Net sales of $1.1 billion decreased $36 million, or 3.2%, due primarily to a decline in organic net sales of -2.4% and exited businesses and product lines of -1.3%, partially offset by favorable currency translation of +0.5%.

The change in organic net sales was primarily due to strategic pricing actions of +1.7 percentage points and volume/mix of -4.1 percentage points, of which -2.8 percentage points of volume/mix stemmed from previously disclosed lost distribution of lower margin products in U.S. Store Brand (primarily impacting the Pain & Sleep Aids, Upper Respiratory, Digestive Health and Oral Care categories). These impacts more than offset organic net sales growth of +0.4% across the rest of the business, led by 1) growth in branded OTC product offerings, including Compeed®, Nasonex®, and Bronchenolo®, and 2) new products, including Opill® in the U.S.

The U.S. Nutrition category impacted organic net sales by -0.2 percentage points compared to the prior year, as infant formula net sales growth of +3% was more than offset by a decline in lower margin oral electrolyte solutions.

Reported gross profit of $404 million, decreased $7 million, or 1.7%. Adjusted gross profit of $446 million increased $3 million, or 0.6%, due to net favorable productivity stemming from infant formula efficiencies and net favorable pricing. These benefits more than offset the impact from lower global OTC sales volumes, partially due to previously disclosed lost distribution of lower margin products in U.S. Store Brand, and $11 million from exited businesses and product lines.

Reported gross margin was 37.2%, an increase of 60 basis points versus the prior year quarter. Adjusted gross margin expanded 160 basis points to 41.0%, driven by the same factors as adjusted gross profit, in addition to favorable mix within global store brand and across the portfolio. Exited businesses and product lines unfavorably impacted gross margin by -40 basis points.

Reported operating income of $80 million increased $18 million compared to $62 million in the prior year period. Adjusted operating income increased $32 million, or 21.3%, to $182 million due primarily to adjusted gross profit flow-through, benefits from Project Energize and lower variable expenses. These factors were partially offset by $7 million from exited businesses and product lines.

Reported operating margin was 7.4%, an increase of 190 basis points versus the prior year quarter, due primarily to the same factors as reported operating income. Adjusted operating margin of 16.8%, increased 340 basis points versus the prior year quarter, due primarily to gross margin flow-through in addition to the same factors as adjusted operating income. Exited businesses and product lines unfavorably impacted operating margin by -40 basis points.

Reported net loss was $18 million, or ($0.13) per diluted share, compared to reported net income of $15 million, or $0.11 per diluted share, in the prior year period. Third quarter 2024 adjusted net income was $112 million, or $0.81 per diluted share, compared to $87 million, or $0.64 per diluted share, in the prior year period.

Third Quarter 2024 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

Third Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Exited Businesses and Product Lines	Organic Net Sales Growth
CSCA	(4.6)%	—%	(4.6)%	(0.2)%	(4.4)%

Third Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-IV for reconciliation to GAAP)
	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023	Percentage Change YoY
CSCA Net Sales	$671	$704	(4.6)%

Reported Gross Profit	$221	$224	(1.4)%
Reported Gross Margin	32.9%	31.8%	110 bps
Reported Operating Income	$104	$91	13.8%
Reported Operating Margin	15.4%	12.9%	250 bps

Adjusted Gross Profit	$235	$229	2.9%
Adjusted Gross Margin	35.0%	32.5%	250 bps
Adjusted Operating Income	$132	$108	22.0%
Adjusted Operating Margin	19.7%	15.4%	430 bps

CSCA net sales of $671 million decreased $32 million, or 4.6%, due primarily to a decline in organic net sales of -4.4% and exited businesses and product lines of -0.2%.

Organic net sales were impacted by -4.4 percentage points from previously disclosed lost distribution of lower margin products in U.S. Store Brand (primarily impacting the Pain & Sleep Aids, Upper Respiratory, Digestive Health and Oral Care categories). The Nutrition category impacted organic net sales by -0.4 percentage points compared to the prior year, as infant formula net sales growth of +3% was more than offset by lower margin oral electrolyte solutions. These factors more than offset organic growth of +0.4 percentage points across the remaining business driven by volume share gains, new products and growth in the Healthy Lifestyle category.

Reported gross profit of $221 million decreased $3 million, or 1.4%. Adjusted gross profit increased $7 million, or 2.9%, to $235 million due primarily to greater manufacturing efficiencies in infant formula, benefits from the Company's Supply Chain Reinvention program and higher profit new products. These factors were partially offset by lower OTC sales volumes, partially due to previously disclosed lost distribution of lower margin products.

Reported gross margin of 32.9% increased 110 basis points versus the prior year quarter. Adjusted gross margin expanded 250 basis points to 35.0%, driven by the same factors as adjusted gross profit in addition to favorable mix within store brand and across the segment.

Reported operating income was $104 million compared to $91 million in the prior year quarter, an increase of 13.8%. Adjusted operating income increased $24 million, or 22.0%, to $132 million as gross profit flow-through and benefits from Project Energize more than offset higher brand advertising and promotional investments.

Reported operating margin of 15.4% increased 250 basis points versus the prior year quarter. Adjusted operating margin expanded 430 basis points to 19.7% driven by the same factors as adjusted operating income.

Consumer Self-Care International Segment (CSCI)

Third Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Exited Businesses and Product Lines	Organic Net Sales Growth
CSCI	(1.0)%	1.3%	(2.2)%	(3.2)%	1.0%

Third Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-IV for reconciliation to GAAP)
	Three Months Ended September 28, 2024	Three Months Ended September 30, 2023	Percentage Change YoY
CSCI Net Sales	$416	$420	(1.0)%

Reported Gross Profit	$185	$187	(1.2)%
Reported Gross Margin	44.4%	44.5%	(10) bps
Reported Operating (Loss) Income	$49	$14	260.1%
Reported Operating Margin	11.7%	3.2%	850 bps

Adjusted Gross Profit	$211	$215	(1.9)%
Adjusted Gross Margin	50.7%	51.2%	(50) bps
Adjusted Operating Income	$92	$80	15.3%
Adjusted Operating Margin	22.1%	19.0%	310 bps

CSCI net sales declined 1.0% as favorable currency translation of +1.3% and organic net sales growth of +1.0% were more than offset by -3.2% from exited businesses and product lines.

Organic net sales growth was driven by the Upper Respiratory, Skin Care and Women's Health categories due primarily to market share gains in key brands, strategic pricing actions and new products. This growth was partially offset by lower net sales in the Pain & Sleep Aids category, due primarily to supply constraints on a key product, and in the Vitamins, Minerals and Supplements (VMS) category stemming from weaker consumer demand compared to the prior year.

Reported gross profit of $185 million decreased $2 million, or 1.2%. Adjusted gross profit of $211 million declined $4 million, or 1.9%, due primarily to an unfavorable impact of $10 million from exited businesses and product lines. Other favorable drivers of adjusted gross profit included strategic pricing actions, new products and benefits from the Company's Supply Chain Reinvention program, which were partially offset by lower sales volumes.

Reported gross margin of 44.4% decreased 10 basis points compared to the prior year. Adjusted gross margin declined 50 basis points to 50.7% driven by an unfavorable impact of -80 basis points from exited businesses and product lines, partially offset by favorable brand mix.

Reported operating income of $49 million increased $35 million compared to the prior year. Adjusted operating income increased $12 million, or 15.3%, to $92 million due primarily to benefits from Project Energize and lower variable expenses, partially offset by unfavorable gross profit flow-through. Exited businesses and product lines had an unfavorable impact of $6 million.

Reported operating margin was 11.7%, a 850 basis points increase versus the prior year. Adjusted operating margin expanded 310 basis points to a CSCI quarterly record of 22.1%, due primarily to operating leverage. Exited businesses and product lines unfavorably impacted adjusted operating margin by -80 basis points.

Cash Flow and Balance Sheet

Third quarter 2024 cash from operations was $42 million compared to $125 million last year. Capital expenditures were $27 million compared to $32 million in the prior year. The Company returned $38 million to shareholders through dividends during the quarter. Cash and cash equivalents on the balance sheet as of September 28, 2024, were $1.5 billion. Total debt as of September 28, 2024, was $4.8 billion.

Actions to Enhance the Balance Sheet

•On September 17, 2024, the Company closed its senior notes offering due in 2032, which generated net proceeds of approximately $1.1 billion.
•During the third quarter of 2024, the Company used a portion of these proceeds to prepay approximately $390 million of its Term Loan B due April 2029. This activity is reflected in the Company's cash and cash equivalents and total debt as of September 28, 2024.
•During the fourth quarter of 2024, the Company used the remaining proceeds from its senior notes offering to fully redeem its $700 million, 4.375% Senior Notes due in 2026. This action was not reflected in the Company's cash and cash equivalents or total debt as of September 28, 2024.
•In aggregate, these activities resulted in lowering the Company's average interest rate after executing derivatives, with no changes to the Company's total long-term debt outstanding or credit ratings.
•The Company remains committed to fully repaying its $400 million, 3.900% Senior Notes when due in December 2024.

Fiscal 2024 Outlook

The Company expects its fiscal 2024 organic net sales and total net sales outlook to be towards the lower end of their previously stated ranges of organic net sales growth outlook versus the prior year of -3% to -1% and total net sales growth outlook versus the prior year of -5% to -3%. The Company reaffirms its adjusted diluted EPS outlook of $2.50 to $2.65.

The Company also expects:

•Gross and operating margin expansion,
•Interest expense of approximately $180 million,
•Full year adjusted tax rate of 19% to 20%, and
•Operating cash flow conversion (operating cash flow as a percentage of adjusted net income) of approximately 90% to 100%.

The Company cannot reconcile its expected organic net sales growth, adjusted diluted earnings per share to diluted earnings per share, adjusted tax rate or operating cash flow conversion under "Fiscal 2024 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The earnings conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 800-836-8184, International 646-357-8785, and reference ID # 96443. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Wednesday, November 6, until midnight Wednesday, November 13, 2024. To listen to the replay, dial 888-660-6345, International at 646-517-4150, and use access code 96443#.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: supply chain impacts on the Company’s business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the Middle East; current and future impairment charges, including those related to the sale of the Héra SAS ("HRA Pharma") Rare Diseases Business, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding the Company’s ability to obtain and maintain its regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; the Company's ability to achieve benefits expected from its sale of the HRA Rare Diseases Business, including potential earnout payments, and the sale of its Hospital and Specialty Business and the risk that potential costs or liabilities incurred or retained in connection with those transactions may exceed the Company's estimates or adversely affect the Company's business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of the Company's Rx business may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisitions of HRA Pharma and Nestlé’s Gateway infant formula plant along with the U.S. and Canadian rights to the GoodStart® infant formula brand and other related formula brands ("Gateway") and/or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisitions; risks associated with the integration of HRA Pharma and Gateway, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including the Company’s ability to achieve the expected benefits from its ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on the Company's operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted operating income,
•adjusted operating income excluding infant formula,
•adjusted diluted earnings per share,
•constant currency net sales growth, adjusted operating income, and adjusted gross profit,
•adjusted operating margin, and
•adjusted gross margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted operating income, adjusted diluted EPS, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$1,087.5	$1,123.8	$3,235.1	$3,498.7
Cost of sales	683.1	712.6	2,078.3	2,245.6
Gross profit	404.4	411.2	1,156.8	1,253.1

Operating expenses
Distribution	25.2	27.8	74.7	85.0
Research and development	26.0	29.6	84.4	92.9
Selling	129.4	150.2	429.8	489.2
Administration	116.9	126.0	373.3	393.6
Impairment charges	16.2	—	50.3	—
Restructuring	16.8	15.5	98.1	25.7
Other operating (income) expense, net	(6.5)	—	47.5	(0.8)
Total operating expenses	324.0	349.1	1,158.1	1,085.6

Operating income (loss)	80.4	62.1	(1.3)	167.5

Interest expense, net	57.6	43.5	144.7	131.1
Other (income) expense, net	(4.1)	(0.6)	(0.5)	(9.6)
Loss on extinguishment of debt	5.1	—	5.2	—
Income (loss) from continuing operations before income taxes	21.8	19.2	(150.7)	46.0
Income tax (benefit) expense	39.4	3.8	(31.5)	22.7
Income (loss) from continuing operations	(17.6)	15.4	(119.2)	23.3
Loss from discontinued operations, net of tax	(3.4)	(1.2)	(8.1)	(3.7)
Net income (loss)	$(21.0)	$14.2	$(127.3)	$19.6

Earnings (loss) per share
Basic
Continuing operations	$(0.13)	$0.11	$(0.87)	$0.17
Discontinued operations	(0.02)	(0.01)	(0.06)	(0.03)
Basic earnings (loss) per share	$(0.15)	$0.10	$(0.93)	$0.14
Diluted
Continuing operations	$(0.13)	$0.11	$(0.87)	$0.17
Discontinued operations	(0.02)	(0.01)	(0.06)	(0.03)
Diluted earnings (loss) per share	$(0.15)	$0.1	$(0.93)	$0.14

Weighted-average shares outstanding
Basic	137.5	135.5	137.3	135.2
Diluted	137.5	136.9	137.3	136.6

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	September 28, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$1,463.5	$751.3
Accounts receivable, net of allowance for credit losses of $7.5 and $7.8, respectively	785.9	739.6
Inventories	1,133.8	1,140.9
Prepaid expenses and other current assets	311.6	201.1
Current assets held for sale	13.0	—
Total current assets	3,707.8	2,832.9
Property, plant and equipment, net	909.1	916.4
Operating lease assets	182.2	183.6
Goodwill and indefinite-lived intangible assets	3,426.8	3,534.4
Definite-lived intangible assets, net	2,655.4	2,980.8
Deferred income taxes	22.4	25.8
Other non-current assets	299.5	335.2
Total non-current assets	7,495.4	7,976.2
Total assets	$11,203.2	$10,809.1
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$458.5	$477.7
Payroll and related taxes	137.8	127.0
Accrued customer programs	168.3	163.5
Other accrued liabilities	227.0	335.4
Accrued income taxes	10.0	42.1
Current indebtedness	440.7	440.6
Current liabilities held for sale	8.2	—
Total current liabilities	1,450.5	1,586.3
Non-current liabilities
Long-term debt, less current portion	4,312.6	3,632.8
Deferred income taxes	213.8	262.3
Other non-current liabilities	660.3	559.8
Total non-current liabilities	5,186.7	4,454.9
Total liabilities	6,637.2	6,041.2
Contingencies - Refer to Note 17
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,763.9	6,837.5
Accumulated other comprehensive income	9.8	10.7
Retained earnings (accumulated deficit)	(2,207.7)	(2,080.3)
Total shareholders’ equity	4,566.0	4,767.9
Total liabilities and shareholders' equity	$11,203.2	$10,809.1

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	136.5	135.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended
	September 28, 2024	September 30, 2023
Cash Flows From Operating Activities
Net income (loss)	$(127.3)	$19.6
Adjustments to derive cash flows:
Depreciation and amortization	245.6	273.6
Impairment charges	50.3	—
Share-based compensation	44.5	58.2
Restructuring charges	43.1	25.7
Settlement of interest rate derivatives	41.2	—
Dedesignation of interest rate swap agreements	14.4	—
Amortization of debt discount	1.1	1.8
Deferred income taxes	(13.5)	12.3
Gain on sale of assets	(26.0)	(4.0)
Gain on sale of business	(5.8)	—
Other non-cash adjustments, net	19.2	(2.7)
Subtotal	286.8	384.5
(Decrease) increase in cash due to:
Accrued income taxes	(134.6)	(54.4)
Payroll and related taxes	(73.9)	(52.7)
Accounts receivable	(69.3)	(70.6)
Inventories	(14.7)	(5.5)
Accounts payable	(4.9)	(92.9)
Prepaid expenses and other current assets	0.5	35.9
Accrued customer programs	2.0	20.5
Other accrued liabilities	22.4	13.2
Other operating, net	36.0	18.8
Subtotal	(236.5)	(187.7)
Net cash from operating activities	50.3	196.8
Cash Flows From (For) Investing Activities
Net proceeds from sale of businesses	205.5	—
Proceeds from sale of assets	33.3	2.0
Proceeds from royalty rights	3.5	18.3
Additions to property, plant and equipment	(80.6)	(75.0)
Settlement of foreign currency derivatives	(45.8)	—
Net cash from (for) investing activities	115.9	(54.7)
Cash Flows From (For) Financing Activities
Issuances of long-term debt	1,092.7	—
Payments on long-term debt	(420.4)	(24.0)
Cash dividends	(112.9)	(112.1)
Other financing, net	(16.3)	(6.5)
Net cash from (for) financing activities	543.1	(142.6)
Effect of exchange rate changes on cash and cash equivalents	2.9	(1.9)
Net increase (decrease) in cash and cash equivalents	712.2	(2.4)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	751.3	600.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$1,463.5	$598.3
See accompanying Notes to the Condensed Consolidated Financial Statements.

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 28, 2024				Three Months Ended September 30, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)
Reported	$404.4	$80.4	$(17.6)	$(0.13)	$411.2	$62.1	$15.4	$0.11
As a % of reported net sales(2)	37.2%	7.4%	(1.6)%		36.6%	5.5%	1.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	35.0	57.7	58.3	0.42	32.5	68.3	68.3	0.50
Unusual litigation	—	24.5	24.5	0.18	—	2.5	2.5	0.02
Restructuring charges and other termination benefits	1.7	18.6	18.6	0.13	—	15.1	15.1	0.11
Impairment charges (3)	—	16.2	16.2	0.12	—	—	—	—
Infant formula remediation	4.9	7.3	7.3	0.05	—	—	—	—
Loss on early debt extinguishment	—	—	5.1	0.04	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	0.7	0.7	0.01
Gain on divestitures and brand sales	—	(25.1)	(30.9)	(0.22)	—	—	—	—
Other (4)	—	2.7	18.5	0.13		1.7	1.8	0.01
Non-GAAP tax adjustments(5)	—	—	11.6	0.08	—	—	(16.8)	(0.12)
Adjusted	$446.1	$182.4	$111.6	$0.81	$443.6	$150.3	$87.0	$0.64
As a % of reported net sales(2)	41.0%	16.8%	10.3%		39.5%	13.4%	7.7%

Diluted weighted average shares outstanding (in millions)
			Reported	137.5				136.9

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended September 28, 2024 and September 30, 2023 were $1,087.5 million and $1,123.8 million, respectively.
(3) At September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(4) Other pre-tax adjustments for the three months ended September 28, 2024 include $14.4 million related to de-designation of interest rate swap agreements and amounts related to professional consulting fees for potential divestitures. Other pre-tax adjustments for the three months ended September 30, 2023 include $1.0 million related to professional consulting fees for potential divestitures and $0.8 million related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the three months ended September 28, 2024 are primarily due to $3.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, which include the removal of (1) $13.6 million of tax impact related to an inter-company sale of intellectual property, (2) $2.7 million of tax expense related to termination of certain derivatives, and (3) $1.5 million of tax benefit related to audit settlements. Non-GAAP tax adjustments for the three months ended September 30, 2023 are primarily due to $13.4 million of tax expense related to pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, plus the removal of (1) $2.8 million of tax benefit related to audit settlements and (2) $1.0 million of benefit related to a valuation allowance.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 28, 2024				Nine Months Ended September 30, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)
Reported	$1,156.8	$(1.3)	$(119.2)	$(0.87)	$1,253.1	$167.5	$23.3	$0.17
As a % of reported net sales(2)	35.8%	—%	(3.7)%		35.8%	4.8%	0.7%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	101.5	174.2	175.8	1.28	95.1	203.5	204.6	1.49
Restructuring charges and other termination benefits	2.0	100.0	100.0	0.73	0.1	24.3	24.3	0.18
Unusual litigation	—	88.1	88.1	0.64	—	7.7	7.7	0.06
Impairment charges(3)	—	50.3	50.3	0.37	—	—	—	—
Infant formula remediation	13.7	17.9	17.9	0.13	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	1.8	1.8	0.01	—	7.1	7.1	0.05
Loss on early debt extinguishment	—	—	5.2	0.04	—	—	—	—
Gain on divestitures and investment securities	—	(25.1)	(30.9)	(0.22)	—	(4.6)	(4.7)	(0.03)
Milestone payments received related to royalty rights	—	—	—	—	—	—	(10.0)	(0.07)
Other(4)	—	8.7	24.5	0.18	(0.1)	1.7	1.8	0.01
Non-GAAP tax adjustments(5)	—	—	(88.3)	(0.64)	—	—	(19.4)	(0.14)
Adjusted	$1,274.0	$414.6	$225.3	$1.63	$1,348.2	$407.2	$234.6	$1.72
As a % of reported net sales(2)	39.4%	12.8%	7.0%		38.5%	11.6%	6.7%

Diluted weighted average shares outstanding (in millions)
			Reported	137.3				136.6
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.6				—
			Adjusted	137.8				136.6
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the nine months ended September 28, 2024 and September 30, 2023 were $3,235.1 million and $3,498.7 million, respectively.
(3) During the nine months ended September 28, 2024, we determined the carrying value of the Rare Disease net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million. During the three months ended September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(4) Other pre-tax adjustments for the nine months ended September 28, 2024 include expenses of $14.4 million related to de-designation of interest rate swap agreements, amounts related to professional consulting fees for potential divestitures and amounts related to a foreign jurisdiction transfer tax payment. Other pre-tax adjustments for the nine months ended September 30, 2023 include $1.0 million related to professional consulting fees for potential divestitures and $0.8 million related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the nine months ended September 28, 2024 are primarily due to $43.7 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $44.7 million tax impact related to an inter-company sale of intellectual property, (2) $5.9 million of tax expense related to the HRA Rare Diseases Business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium and (4) $2.1 million of tax benefit related to audit adjustments. Non-GAAP tax adjustments for the nine months ended September 30, 2023 are primarily due to $39.6 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC740 - Income Taxes, plus the removal of (1) $17.8 million of tax expense related to audit settlements and (2) $2.1 million of tax expense related to a valuation allowance.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 28, 2024			Three Months Ended September 30, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$26.0	$265.0	$33.0	$29.6	$304.0	$15.5
As a % of reported net sales(1)	2.4%	24.4%	3.0%	2.6%	27.0%	1.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.3)	(22.4)		(0.2)	(35.5)	—
Unusual litigation	—	(24.5)	—	—	(2.5)	—
Restructuring charges and other termination benefits	—	—	(16.8)	—	—	(15.0)
Impairment charges(2)	—	—	(16.2)	—	—	—
Infant formula remediation	—	(2.4)	—	—	—	—
Gain on divestitures and brand sales	—	25.2	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(0.7)	—
Other (3)	—	(2.7)	—	—	(1.8)	—
Adjusted	$25.6	$238.1	$—	$29.3	$263.4	$0.5
As a % of reported net sales (1)	2.4%	21.9%	—%	2.6%	23.5%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended September 28, 2024 and September 30, 2023 were $1,087.5 million and $1,123.8 million, respectively.
(2) At September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(3) Other pre-tax adjustments three months ended September 30, 2023 are primarily related to branded product sales during the quarter.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 28, 2024			Nine Months Ended September 30, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$84.4	$925.3	$148.4	$92.9	$967.8	$24.9
As a % of reported net sales (1)	2.6%	28.6%	4.6%	2.7%	27.6%	0.7%
Pre-tax adjustments:
Restructuring charges and other termination benefits	—	(0.2)	(97.9)	—	(0.8)	(23.4)
Unusual litigation	—	(88.1)	—	—	(7.7)	—
Amortization expense related primarily to acquired intangible assets	(0.7)	(71.9)	—	(0.3)	(108.1)	—
Impairment charges(2)	—	—	(50.3)	—	—	—
Infant formula remediation	—	(4.2)	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	(1.8)	—	—	(7.1)	—
Gain on divestitures and investment securities	—	25.2		—	4.6	—
Other(3)	—	(8.7)	—	—	(1.8)	—
Adjusted	$83.5	$775.7	$0.2	$92.6	$846.9	$1.5
As a % of reported net sales (1)	2.6%	24.0%	—%	2.6%	24.2%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the nine months ended September 28, 2024 and September 30, 2023 were $3,235.1 million and $3,498.7 million, respectively.
(2) During the nine months ended September 28, 2024, we determined the carrying value of the Rare Disease net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million. During the three months ended September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.
(3) Other pre-tax adjustments for the nine months ended September 30, 2023 are primarily related to $5.2 million related to professional consulting fees for potential divestitures, $3.5 million associated with asset sales and $0.8 million related to a foreign jurisdiction transfer tax payment.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 28, 2024		Three Months Ended September 30, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense
Reported	$58.6	$39.4	$42.9	$3.8
As a % of reported net sales (1)	5.4%	3.6%	3.8%	0.3%
Effective tax rate		180.9%		19.7%
Pre-tax adjustments:
Gain on divestitures and brand sales	5.8	—	—	—
Loss on early debt extinguishment	(5.1)	—	—	—
Amortization expense related primarily to acquired intangible assets	(0.5)	—	—	—
Other(2)	(15.8)	—	(0.1)	—
Non-GAAP tax adjustments(3)	—	(11.6)	—	16.8
Adjusted	$42.9	$27.9	$42.8	$20.6
As a % of reported net sales (1)	3.9%	2.6%	3.8%	1.8%
Adjusted effective tax rate		20.0%		19.2%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended September 28, 2024 and September 30, 2023 were $1,087.5 million and $1,123.8 million, respectively.
(2) Other pre-tax adjustments for the three months ended September 28, 2024 are primarily due to expenses of $14.4 million related to de-designation of interest rate swap agreements.
(3) Non-GAAP tax adjustments for the three months ended September 28, 2024 are primarily due to $3.4 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, which include the removal of (1) $13.6 million of tax impact related to an inter-company sale of intellectual property, (2) $2.7 million of tax expense related to termination of certain derivatives, and (3) $1.5 million of tax benefit related to audit settlements. Non-GAAP tax adjustments for the three months ended September 30, 2023 are primarily due to $13.4 million of tax expense related to pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 - Income Taxes, plus the removal of (1) $2.8 million of tax benefit related to audit settlements and (2) $1.0 million of benefit related to a valuation allowance.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 28, 2024		Nine Months Ended September 30, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax (Benefit) Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$149.4	$(31.5)	$121.5	$22.7
As a % of reported net sales (1)	4.6%	(1.0)%	3.5%	0.6%
Effective tax rate		20.9%		49.5%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	(1.6)	—	(1.1)	—
Loss on early debt extinguishment	(5.2)	—	—	—
(Gain) loss on divestitures and investment securities	5.8	—	0.1	—
Milestone payments received related to royalty rights	—	—	10.0	—
Other(2)	(15.8)	—	(0.1)	—
Non-GAAP tax adjustments(3)	—	88.3	—	19.4
Adjusted	$132.6	$56.7	$130.4	$42.2
As a % of reported net sales (1)	4.1%	1.8%	3.7%	1.2%
Adjusted effective tax rate		20.1%		15.2%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the nine months ended September 28, 2024 and September 30, 2023 were $3,235.1 million and $3,498.7 million, respectively.
(2) Other pre-tax adjustments for the nine months ended September 28, 2024 are primarily due to expenses of $14.4 million related to de-designation of interest rate swap agreements and $0.8 million related to asset sales during the quarter.
(3) Non-GAAP tax adjustments for the nine months ended September 28, 2024 are primarily due to $43.7 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $44.7 million tax impact related to an inter-company sale of intellectual property, (2) $5.9 million of tax expense related to the HRA Rare Diseases Business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium and (4) $2.1 million of tax benefit related to audit adjustments. Non-GAAP tax adjustments for the nine months ended September 30, 2023 are primarily due to $39.6 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC740 - Income Taxes, plus the removal of (1) $17.8 million of tax expense related to audit settlements and (2) $2.1 million of tax expense related to a valuation allowance.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended September 28, 2024				Three Months Ended September 30, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$220.8	$14.3	$97.5	$103.6	$224.0	$19.6	$111.1	$91.1
As a % of reported net sales(1)	32.9%	2.1%	14.5%	15.4%	31.8%	2.8%	15.8%	12.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	8.9	—	(6.3)	15.2	4.5	—	(10.1)	14.5
Infant formula remediation	4.9	—	(2.4)	7.3	—	—	—	—
Restructuring charges and other termination benefits	0.4	—	—	5.8	—	—	—	2.1
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(0.5)	0.5
Adjusted	$235.1	$14.3	$88.8	$131.9	$228.5	$19.6	$100.5	$108.1
As a % of reported net sales(1)	35.0%	2.1%	13.2%	19.7%	32.5%	2.8%	14.3%	15.4%

	Three Months Ended September 28, 2024				Three Months Ended September 30, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$185.0	$11.6	$99.1	$48.9	$187.2	$10.0	$151.2	$13.6
As a % of reported net sales(1)	44.4%	2.8%	23.8%	11.7%	44.5%	2.4%	36.0%	3.2%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	26.1	(0.3)	(16.2)	42.6	28.0	(0.2)	(25.5)	53.7
Impairment charges (2)	—	—	—	16.2	—	—	—	—
Restructuring charges and other termination benefits		—	0.2	9.1	—	—	—	12.5
(Gain) loss on divestitures	—	(0.1)	25.2	(25.1)	—	—	—	—
Adjusted	$211.1	$11.2	$108.2	$91.9	$215.1	$9.7	$125.7	$79.7
As a % of reported net sales(1)	50.7%	2.7%	26.0%	22.1%	51.2%	2.3%	29.9%	19.0%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended September 28, 2024 and September 30, 2023 were $671.3 million and $703.5 million, respectively. CSCI reported net sales for the three months ended September 28, 2024 and September 30, 2023 were $416.3 million and $420.3 million, respectively.
(2) At September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.

TABLE IV (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Nine Months Ended September 28, 2024				Nine Months Ended September 30, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$564.1	$45.7	$305.9	$188.6	$659.3	$54.5	$328.1	$272.0
As a % of reported net sales (1)	28.9%	2.3%	15.7%	9.7%	29.7%	2.5%	14.8%	12.3%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	21.1	—	(23.8)	44.9	12.8	—	(30.4)	43.1
Restructuring charges and other termination benefits	0.7	—	—	24.5	0.1	—	—	4.4
Infant formula remediation	13.7	—	(4.2)	17.9	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(0.2)	0.2	—	—	(1.8)	1.8
Adjusted	$599.5	$45.7	$277.7	$276.1	$672.2	$54.5	$296.0	$321.4
As a % of reported net sales (1)	30.8%	2.3%	14.2%	14.2%	30.3%	2.5%	13.4%	14.5%

	Nine Months Ended September 28, 2024				Nine Months Ended September 30, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$594.2	$38.7	$391.2	$65.1	$593.8	$38.3	$493.5	$43.6
As a % of reported net sales (1)	46.2%	3.0%	30.4%	5.1%	46.4%	3.0%	38.5%	3.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	80.5	(0.7)	(48.1)	129.3	82.4	(0.3)	(77.7)	160.3
Restructuring charges and other termination benefits	—	—	—	48.8	—	—	(0.8)	19.2
Impairment charges (2)	—	—	—	50.3	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(1.5)	1.5
(Gain) loss on divestitures	—	—	25.2	(25.1)	—	—	4.6	(4.6)
Adjusted	$674.7	$37.8	$368.1	$268.7	$676.1	$38.1	$418.1	$220.0
As a % of reported net sales (1)	52.5%	2.9%	28.6%	20.9%	52.8%	3.0%	32.6%	17.2%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the nine months ended September 28, 2024 and September 30, 2023 were $1,949.5 million and $2,217.9 million, respectively. CSCI reported net sales for the nine months ended September 28, 2024 and September 30, 2023 were $1,285.5 million and $1,280.7 million, respectively.
(2) During the nine months ended September 28, 2024, we determined the carrying value of the Rare Disease net assets exceeded their fair value less cost to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million. During the three months ended September 28, 2024, we determined the carrying value of the Hospital & Specialty Business net assets held for sale exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
Consolidated Continuing Operations	September 28, 2024	September 30, 2023	% Change	September 28, 2024	September 30, 2023	% Change
Net Sales	$1,087.5	$1,123.8	(3.2)%	$3,235.1	$3,498.7	(7.5)%
Less: Currency impact(1)	5.1	—	0.5%	(8.9)	—	(0.2)%
Constant currency net sales	$1,082.5	$1,123.8	(3.7)%	$3,244.0	$3,498.7	(7.3)%
Less: Divestitures(2)	1.7	14.9	(1.2)%	12.6	36.5	(0.6)%
Less: Exited product lines(3)	(0.5)	0.9	(0.1)%	(0.3)	14.1	(0.4)%
Organic net sales	$1,081.3	$1,108.0	(2.4)%	$3,231.7	$3,448.1	(6.3)%

	Three Months Ended			Nine Months Ended
Consumer Self-Care Americas	September 28, 2024	September 30, 2023	% Change	September 28, 2024	September 30, 2023	% Change
Net Sales	$671.3	$703.5	(4.6)%	$1,949.5	$2,217.9	(12.1)%
Less: Currency impact(1)	(0.2)	—	—%	(0.4)	—	—%
Constant currency net sales	$671.5	$703.5	(4.6)%	$1,949.9	$2,217.9	(12.1)%
Less: Exited product lines(3)	(0.5)	0.9	(0.2)%	(0.3)	14.1	(0.6)%
Organic net sales	$672.0	$702.6	(4.4)%	$1,950.2	$2,203.8	(11.5)%

	Three Months Ended			Nine Months Ended
Consumer Self-Care International	September 28, 2024	September 30, 2023	% Change	September 28, 2024	September 30, 2023	% Change
Net Sales	$416.3	$420.3	(1.0)%	$1,285.5	$1,280.7	0.4%
Less: Currency impact(1)	5.3	—	1.3%	(8.5)	—	(0.6)%
Constant currency net sales	$411.0	$420.3	(2.2)%	$1,294.1	$1,280.7	1.0%
Less: Divestitures(2)	1.7	14.9	(3.2)%	12.6	36.5	(1.9)%
Organic net sales	$409.3	$405.4	1.0%	$1,281.5	$1,244.2	3.0%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases Business and branded asset sales in CSCI during the three months ended September 28, 2024.
(3) Exited product lines represents strategic actions taken across multiple product categories, primarily driven by exited products within the Upper Respiratory, Skincare and Nutrition categories in CSCA.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
CSCA Net Sales(1)	September 28, 2024	September 30, 2023	Change		September 28, 2024	September 30, 2023	Change
Nutrition	$127.1	$129.7	$(2.6)	(2.0)%	$303.8	$436.3	$(132.5)	(30.4)%
Upper Respiratory	120.9	131.2	(10.3)	(7.8)%	370.0	422.2	(52.2)	(12.4)%
Digestive Health	113.5	118.1	(4.6)	(3.9)%	361.7	368.2	(6.5)	(1.7)%
Pain and Sleep-Aids	87.7	94.5	(6.8)	(7.2)%	251.9	294.6	(42.7)	(14.5)%
Healthy Lifestyle	80.9	79.4	1.5	1.9%	221.3	219.3	2.0	0.9%
Oral Care	66.9	76.7	(9.8)	(12.7)%	204.8	235.5	(30.7)	(13.0)%
Skin Care	51.9	58.2	(6.3)	(10.7)%	158.6	189.8	(31.2)	(16.4)%
Women's Health	18.0	10.5	7.5	70.9%	62.0	35.6	26.4	74.2%
VMS and Other CSCA	4.4	5.2	(0.8)	(20.0)%	15.4	16.4	(1.0)	(6.1)%
Total CSCA Net Sales	$671.3	$703.5	$(32.2)	(4.6)%	$1,949.5	$2,217.9	$(268.4)	(12.1)%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) We updated our global reporting product categories as a result of legacy sales being moved out of Other CSCA and into respective categories. These product categories have been adjusted retroactively to reflect the changes and have no impact on historical financial position, results of operations, or cash flows.

CSCA Third Quarter Primary Category Drivers:

•Nutrition: Net sales of $127 million decreased 2.0% due primarily to lower net sales of oral electrolyte solutions (OES), which were partially offset by a 3% increase in net sales of infant formula products as the Company continues to refill store brand and contract customer inventories and regain market share.

•Upper Respiratory: Net sales of $121 million decreased 7.8% due primarily to previously disclosed lost distribution of lower margin products in U.S. Store Brand and lower volume consumption in the cough cold category versus the prior year period. These impacts more than offset strong growth of Nasonex® and Triamcinolone Acetonide in the allergy category.

•Digestive Health: Net sales of $114 million decreased 3.9% due primarily to previously disclosed lost distribution of lower margin products in U.S. Store Brand and lower net sales of products in the Omeprazole family. These impacts more than offset higher net sales of Polyethylene Glycol, products within the Esomeprazole family, and Prevacid®, in addition to new business awards.

•Pain & Sleep-Aids: Net sales of $88 million decreased 7.2% due primarily to previously disclosed lost distribution of lower margin products in U.S. Store Brand, partially offset by new business awards.

•Healthy Lifestyle: Net sales of $81 million increased 1.9% due primarily to higher net sales of nicotine gums which benefited from new distribution at specific retail customers and market share gains.

•Oral Care: Net sales of $67 million decreased 12.7% due to lower total category consumption versus the prior year period, lower distribution at specific retail customers, and lower net sales of Plackers® dental flossers.

•Skin Care: Net sales of $52 million decreased 10.7% due primarily to lower contract manufacturing sales from one customer that is insourcing production, as expected. This dynamic more than offset growth within the Minoxidil franchise.

•Women's Health: Net sales of $18 million increased 70.9% due primarily to Opill® and higher net sales of feminine hygiene products.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $4 million decreased 20.0%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Nine Months Ended				Constant Currency Change (1)
CSCI Net Sales	September 28, 2024	September 30, 2023	% Change	Currency Impact (1)		September 28, 2024	September 30, 2023	% Change	Currency Impact (1)
Skin Care	$91.0	$86.7	5.0%	(0.4)%	4.6%	$333.5	$293.1	13.8%	2.9%	16.7%
Upper Respiratory	86.1	78.2	10.2%	(2.2)%	8.0%	206.0	227.9	(9.6)%	(1.3)%	(10.9)%
Pain and Sleep-Aids	56.9	61.1	(6.8)%	(2.6)%	(9.4)%	158.6	163.8	(3.2)%	(2.1)%	(5.3)%
Healthy Lifestyle	53.2	52.4	1.4%	(1.5)%	(0.2)%	175.2	179.4	(2.3)%	4.0%	1.6%
VMS	43.0	46.1	(6.8)%	(1.1)%	(7.9)%	127.4	135.4	(5.9)%	(0.4)%	(6.3)%
Women's Health	32.2	28.5	13.0%	(1.3)%	11.7%	101.2	89.5	13.1%	—%	13.0%
Oral Care	23.3	24.8	(5.9)%	(1.8)%	(7.7)%	75.0	75.5	(0.7)%	(1.3)%	(1.9)%
Digestive Health and Other CSCI	30.6	42.5	(28.3)%	1.1%	(27.2)%	108.5	116.1	(6.5)%	0.7%	(5.8)%
Total CSCI Net Sales	$416.3	$420.3	(1.0)%	(1.3)%	(2.2)%	$1,285.4	$1,280.7	0.4%	0.7%	1.0%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

CSCI Third Quarter Primary Category Drivers:

•Skin Care: Net sales of $91 million increased 5.0%, or an increase of 4.6% excluding the impact of currency, due to strong growth in Compeed®, driven by market share gains, in addition to higher net sales within the ACO® and Sebamed® brand portfolios. The category also benefited from the absence of prior year distribution transitions.

•Upper Respiratory: Net sales of $86 million increased 10.2%, or an increase of 8.0% excluding the impact of currency, due primarily higher net sales of Bronchenolo®, Bronchostop® and Coldrex®, which benefited from category growth and market share gains.

•Pain & Sleep-Aids: Net sales of $57 million decreased 6.8%, or a decrease of 9.4% excluding the impact of currency, due primarily to lower net sales of Solpadeine®, due primarily to supply constraints, and lower net sales of store brand products.

•Healthy Lifestyle: Net sales of $53 million increased 1.4%, or a decrease of 0.2% excluding the impact of currency, as higher consumption for anti-parasite products including Paranix®, were more than offset by lower category consumption in weight loss, impacting XLS Medical®.

•VMS: Net sales of $43 million decreased 6.8%, or a decrease of 7.9% excluding the impact of currency, due primarily to promotional phasing of Davitamon® and Abtei® and overall lower category consumption.

•Women's Health: Net sales of $32 million increased 13.0%, or an increase of 11.7% excluding the impact of currency, due primarily to higher net sales of contraceptive products including EllaOne®, driven by market share gains and the absence of prior year distribution transitions.

•Oral Care: Net sales of $23 million decreased 5.9%, or a decrease of 7.7% excluding the impact of currency, due primarily to lower net sales of store brand products and Plackers®.

•Digestive Health and Other: Net sales of $31 million decreased 28.3%, or a decrease of 27.2% excluding the impact of currency, primarily due to the divestiture of the HRA Pharma Rare Diseases Business, which was partially offset by higher net sales of store brand products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
Consolidated Continuing Operations	September 28, 2024	September 30, 2023	Total Change		September 28, 2024	September 30, 2023	Total Change
Adjusted gross profit	$446.1	$443.6	$2.5	0.6%
Adjusted gross margin	41.0%	39.5%		160 bps
Adjusted operating income	$182.4	$150.3	$32.0	21.3%	$414.6	$407.2		1.8%
Less: Currency impact(1)					(3.3)	—
Constant currency adjusted operating income					$417.9	$407.2	$10.7	2.6%
Adjusted operating margin	16.8%	13.4%		340 bps
Adjusted EPS	$0.81	$0.64	$0.17	26.6%

Consumer Self-Care Americas
Adjusted gross profit	$235.1	$228.5	$6.6	2.9%
Adjusted gross margin	35.0%	32.5%		250 bps
Adjusted operating income	$131.9	$108.1	$23.8	22.0%
Adjusted operating margin	19.7%	15.4%		430 bps

Consumer Self-Care International
Adjusted gross profit	$211.1	$215.1	$(4.0)	(1.9)%
Adjusted gross margin	50.7%	51.2%		(50) bps
Adjusted operating income	$91.9	$79.7	$12.2	15.3%
Adjusted operating margin	22.1%	19.0%		310 bps

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.